EXHIBIT 21.1

PERVASIVE SOFTWARE INC.

SUBSIDIARIES OF THE REGISTRANT

Ramal Acquisition Corp.

Ontario Acquisition Corp.

Pervasive Software International Inc.

Pervasive Software Co., Ltd.—Japan

Pervasive Software GmbH—Germany

Pervasive Software N.V.—Belgium

Pervasive Software Limited—United Kingdom

Pervasive Software S.A.R.L.—France

PVSW Software Technologies India Private Limited—India

Pervasive Software Company—Canada

Data Junction UK Ltd.—United Kingdom